OPINION OF COUNSEL

TO WHOM IT MAY CONCERN:

I am counsel to Berwyn Income Fund, Inc. I am writing this letter to state my opinion as counsel that the shares of the Fund sold in calendar year
1995 were legally issued, fully paid and non-assessable.

Berwyn Income Fund, Inc., is a corporation incorporated under the laws of the Common-wealth of Pennsylvania on December 26, 1986. Under its
Articles of Incorporation, the Fund has the power to issue 20,000,000 shares of common stock. On
February 7,1987, a shareholder resolution was approved that authorized the Board of Directors to issue shares of common stock in such amounts and proportions as from time to time it deemed appropriate and the Board was authorized to set the price at which shares would be sold.

On June 10, 1987, the Board approved a resolution authorizing the sale of 2,000,000 shares of common stock to the public. The resolution directed that prior to sale, the shares be registered with the U.S. Securities and Exchange Commission and various states and that the shares be sold at their net asset value and that they be fully paid and non-assessable when issued. The share registration with the Securities and Exchange Commission became effective September 3, 1987.

On December 11, 1992, the Board authorized the Fund to register an indefinite number of shares of common stock for sale with the Securities and Exchange
Commission pursuant to rule 24f of the Investment
Company Act of 1940.

Registration under Rule 24f became effective on March 24, 1993. Under section 1524 of the
Pennsylvania Business Corporation Law of 1988, shares of stock sold by Pennsylvania corporations after December 1988, will be deemed fully paid and non-assessable unless there are contrary provisions in Articles of Incorporation or By Laws. There are no provisions in the Fund's Articles or By Laws that allow the Fund to issue stock that is not fully paid or to issue assessable stock.

Based upon the foregoing facts, it is my opinion that the shares issued in 1995 were legally issued, fully paid and non-assessable.



                                   Kevin M. Ryan
                                   Kevin M. Ryan
                                   Counsel to the
Fund